Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2004 FOURTH QUARTER
AND ANNUAL SALES
2004 Sales Ahead of Guidance

New York, New York, January 18, 2005 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that 2004 fourth quarter net sales were better than expected, coming in at $63.4 million, raising net sales for the year to $235.6 million.  This represents a 29% and 27% increase over the $49.2 million and $185.6 million reported for the respective periods of 2003.  We had previously projected 2004 sales to be $228 million.  At comparable foreign currency exchange rates, net sales for the fourth quarter and year were up 24% and 22%, respectively.

We plan to issue operating results for the 2004 fourth quarter and year-end in early March, and we expect to meet our projected net income goals for 2004 of approximately $15.8 million, or $0.77 per fully diluted share.  The higher than anticipated sales are not expected to produce a corresponding increase in net income, because the increased sales are partially the result of changes in currency exchange rates, and we incurred increased expenses in connection with compliance with the new Sarbanes-Oxley internal controls requirements.

Commenting, Jean Madar, Chairman & CEO of Inter Parfums noted, "Once again sales growth was primarily the result of an excellent performance by Burberry Fragrances.  The success was driven both by gains from Burberry Brit, the brand's most significant line, and solid results from Burberry London, Burberry Weekend and Burberry Touch."

Mr. Madar went on to say, "We have new fragrance lines for Celine coming in the spring of 2005, followed by a new Christian Lacroix fragrance family debuting in the summer.  Additionally, we expect to introduce our first new Lanvin fragrance during the fall of 2005."

As previously reported, we are projecting net sales of approximately $280 million for 2005, a 19% increase compared with 2004.  Net income for 2005 is expected to be approximately $15.8 million, or $0.77 per diluted share.  The 2005 net income projection reflects the increased Burberry royalty rate that went into effect on July 1, 2004, as well as the increasing advertising and promotional expenditures that are required beginning January 1, 2005.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Robert Greenberg (212)836-9611/rgreenberg@equityny.com www.theequitygroup.com